UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2018

LIBERTY STAR URANIUM & METALS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code 520-425-1433

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2018 Liberty Star Uranium & Metals Corp. announced its Board of Directors has named current Board Member Brett Gross to succeed Jim Briscoe as Chief Executive Officer (CEO), and Pete O’Heeron to succeed Jim Briscoe as Chairman of the Board, both effective immediately. Mr. Gross is a seasoned mining executive who joined the Liberty Star Board in 2014. Mr. O’Heeron is an experienced and gifted corporate executive with a long history of success creating and growing business enterprises.

“On behalf of the Board of Directors, I want to thank Jim for his many contributions to Liberty Star – first, as the founder of the company and then as geology visionary, which led to potential projects such as Big Chunk in Alaska and Hay Mountain in Arizona. We look forward to continuing to work with Jim, leveraging his industry expertise and ability to identify mineral targets other companies may have overlooked,” said Pete O’Heeron, new Chairman of the Liberty Star Board. “Brett brings a mining engineering background along with over thirty years of experience in the mining sector. His passion for the company and tireless work ethic will enable him to continue the initiative Jim envisioned at Hay Mountain.”

Mr. Gross is a registered professional mining engineer and attorney (BS,Ohio State University; MS, Virginia Polytechnic Institute; PE, Colorado and Alabama, and JD, University of Denver). He has successfully led teams of highly talented professionals at a variety of mining, engineering and construction companies throughout his career. In the last fifteen years of his career he has worked in an executive role as senior counsel for multiple major mining, engineering and construction companies. He has built a stellar reputation in the mining community as an astute executive and creator of partnership opportunities which add to shareholder value.

“I am honored to have been asked to lead Liberty Star and am eager to work with the Board to continue Jim’s efforts at Hay Mountain and other high-potential mineral prospects across the United States and elsewhere to increase shareholder value,” said Mr. Gross. “Jim Briscoe has been such an inspirational leader and I will commit myself to developing his most recent discovery at Hay Mountain. I look forward to a renewed focus on bringing this deposit on line to meet the increasing global demand for copper”

Mr. O’Heeron joined the Board in September 2012. He leads an operational investment group which identifies early stage opportunities with strong intellectual property positions. He integrates resources from strategic disciplines necessary to commercialize unique technologies and business opportunities. Mr. O’Heeron graduated from Texas State University with a BS in Healthcare Administration. He also holds an MS from the University of Houston Clear Lake and post-graduate accreditation from the University of Chicago in Mergers and Acquisitions. This restructuring presents a highly complementary team leveraging a broad spectrum of skills to move Liberty Star forward in the near and long term.

Mr. Briscoe will remain involved with Liberty Star as the Chief Geologist and Scientific Advisor and he will focus on supporting Mr. Gross in the development of Hay Mountain and addition of other mineral prospects to its portfolio. Mr. Briscoe founded Liberty Star in 2004 with the Alaskan Big Chunk Project and further developed additional opportunities in Northern Arizona and the active Southern Arizona Tombstone mining region.

Also, Keith Brill has resigned as a member of the Board of Directors effective December 3, 2018. He joined the Liberty Star Board in December 2009. Mr. Brill resigned for personal reasons and has no disagreement with the Company. The Board thanks him for his service for the past years.

Commented Liberty Star CEO Brett Gross: “On behalf of the Board and the company, I would like to thank Mr. Brill for the contributions that he has made during his tenure on the Board and wish him continued success in the future.”

Family Relationships

No family relationships exist between any of our directors or executive officers.

Certain Related Transactions and Relationships

We have not been party to any transaction with Mr. Brett Gross since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Gross in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Gross had or will have a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release of Liberty Star Uranium & Metals Corp. dated December 7, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:	/s/ Patricia Madaris
Patricia Madaris, VP Finance
Date:	December 17, 2018